Exhibit 10.5

EXECUTION COPY

SIEMENS HEARING INSTRUMENTS, INC.

HEARUSA, INC.

STOCK PURCHASE AGREEMENT

TABLE OF CONTENTS

Page

1.	Purchase and Sale of Common Stock		1
	1.1	Sale and Issuance of Common Stock	1
	1.2	Closing; Delivery; Form of Payment	1
	1.3	Defined Terms Used in this Agreement	1
2.	Representations and Warranties of the Company		4
	2.1	Organization, Good Standing, Corporate Power and Qualification	4
	2.2	Capitalization	4
	2.3	Subsidiaries	5
	2.4	Authorization	5
	2.5	Valid Issuance of Shares; Listing	5
	2.6	Governmental Consents and Filings	5
	2.7	Non-Contravention	6
	2.8	Reports and Financial Statements	6
	2.9	Litigation	7
	2.10	Compliance with Law	7
	2.11	Taxes	8
	2.12	Intellectual Property	8
	2.13	Conflicts of Interest	8
	2.14	Disclosure	9
	2.15	Credit Agreement	9
3.	Representations and Warranties of the Purchaser		9
	3.1	Authorization	9
	3.2	Purchase for Own Account; No Solicitation; Unregistered Shares	9
	3.3	Disclosure of Information; Etc.	10
4.	Conditions to the Purchaser’s Obligations at Closing		10
	4.1	Representations and Warranties	10
	4.2	Performance	10
	4.3	Compliance Certificate	10
	4.4	Qualifications	10
	4.5	Joint Certificate	10
	4.6	Certain Payments	10
	4.7	Credit Agreement and Security Agreement	10
	4.8	Supply Agreement	11
	4.9	Investor Rights Agreement	11
	4.10	Certain Contractual Commitments	11
	4.11	Approvals	11
	4.12	Due Diligence	11
	4.13	Opinion of Company Counsel	11
	4.14	Secretary’s Certificate	11
	4.15	Proceedings and Documents	11
5.	Conditions of the Company’s Obligations at Closing		11
	5.1	Representations and Warranties	11
	5.2	Performance	11

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TABLE OF CONTENTS

(continued)

Page

	5.3	Qualifications	11
	5.4	Joint Certificate	12
	5.5	Credit Agreement and Security Agreement	12
	5.6	Supply Agreement	12
	5.7	Investor Rights Agreement	12
6.	Survival of Representations and Warranties; Indemnity		12
	6.1	Survival of Warranties	12
	6.2	Indemnification	12
	6.3	Certain Limitations and Other Provisions	12
	6.4	Satisfaction of Claim	14
7.	Miscellaneous		14
	7.1	Transfer; Successors and Assigns	14
	7.2	Governing Law; Integration; Amendment; Waiver; Remedies Cumulative	14
	7.3	Counterparts	15
	7.4	Certain Rules of Construction	15
	7.5	Notices	16
	7.6	Fees and Expenses	16
	7.7	Severability	16
	7.8	Forum; Waiver of Jury Trial	16

Exhibit A	Form of Amendment to Credit Agreement
Exhibit B	Form of Amendment to Security Agreement
Exhibit C	Form of Amendment to Supply Agreement
Exhibit D	Form of Amendment to Investor Rights Agreement
Exhibit E	Form of Legal Opinion of Company Counsel

ii

STOCK PURCHASE AGREEMENT

This is a Stock Purchase Agreement (the “Agreement”) made as of the 23rd day of December, 2008 by and between HearUSA, Inc., a Delaware corporation (the “Company”), and Siemens Hearing Instruments, Inc., a Delaware corporation (the “Purchaser”), and by which the Company and the Purchaser, in consideration of the agreements set forth below (the mutuality, adequacy and sufficiency of which are hereby acknowledged), hereby agree as follows:

1.	Purchase and Sale of Common Stock.

1.1.      Sale and Issuance of Common Stock. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase, and the Company agrees to sell and issue to the Purchaser, 6,400,000 shares of the common stock, $0.10 par value, of the Company (the “Common Stock”) at a purchase price of $0.60 per share. The shares of Common Stock issued to the Purchaser pursuant to this Agreement shall be referred to in this Agreement as the “Shares,” and the aggregate purchase price payable for the Shares shall be referred to in this Agreement as the “Aggregate Purchase Price.”

1.2.      Closing; Delivery; Form of Payment.

(a)       The payments and deliveries contemplated by Section 1 (the “Closing”) shall occur at the offices of Sutherland Asbill & Brennan LLP, 999 Peachtree Street, Atlanta Georgia 30309 commencing at 9:00 a.m., local time, on December 23, 2008, or at such other time and place upon which the Company and the Purchaser mutually agree.

(b)       At the Closing, the Company shall deliver to the Purchaser a certificate representing the Shares against payment of the Aggregate Purchase Price by cancellation of indebtedness of the Company to the Purchaser. The certificate shall also represent a like number of rights under the Shareholder Rights Plan.

(c)       At the Closing, the Purchaser shall cancel Trade Debt in a face amount equal to the Aggregate Purchase Price. The Trade Debt to be cancelled shall be selected by the Purchaser based on ageing, so that the oldest Trade Debt (other than the Trade Debt based on the July Invoices) shall be the first selected for cancellation.

1.3.       Defined Terms Used in this Agreement. In addition to the terms defined in the rules of construction set forth in Section 7.4, the following terms used in this Agreement shall have the meanings set forth or referenced below.

“Aggregate Purchase Price” has the meaning assigned to it in Section 1.1.

“Affiliate” means, with respect to any person, any other person directly or indirectly controlled by, controlling, or under common control with such person; and for purposes of this definition, "control" (including the concept of "control" when used in the terms "controlled by" and "controlled") means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise means with respect to any person.

“Applicable Law” means each applicable provision of any constitution, statute, law, ordinance, code, rule, regulation, decision, order, decree, judgment, release, license or other official legally binding pronouncement of, or agreement with, any Governmental Authority.

“Closing” has the meaning assigned to it in Section 1.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning assigned to it in Section 1.1.

“Company SEC Documents” has the meaning assigned to it in Section 2.8(a).

“Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of December 30, 2006 between the Company and the Purchaser, as amended by the First Amendment to Credit Agreement, dated June 27, 2007, and by the Second Amendment to Credit Agreement and First Amendment to Investor Rights Agreement and Supply Agreement, dated September 24, 2007.

“Disclosure Letter” means the Disclosure Letter of even date herewith delivered by the Company to the Purchaser.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local or non-U.S. legislative, executive, judicial, quasi-judicial or other public authority, agency, department, bureau, division, unit, court or other public body.

“Joint Certificate” has the meaning assigned to it in Section 4.5.

“July Invoices” means the invoices issued in July, 2008 under the Supply Agreement giving rise to Trade Debt otherwise due on October 31, 2008.

“Indemnified Party” and “Indemnifying Party” have the meanings assigned to them in Section 6.3(d).

“Investor Rights Agreement” means Investor Rights Agreement dated as of December 30, 2006 between the Company and the Purchaser, as amended by the Second Amendment to Credit Agreement and First Amendment to Investor Rights Agreement and Supply Agreement, dated September 24, 2007.

“Knowledge” means, when referring to the Company’s knowledge, the knowledge of the following persons after due inquiry: Stephen J. Hansbrough, Chairman of the Board and Chief Executive Officer, or Gino Chouinard, Chief Financial Officer.

“Lien” means any mortgage, deed to secure debt, security interest, lien, pledge, encumbrance or adverse claim of any kind whatsoever, including the interest of a lessor under any capital lease.

“Loss” has the meaning assigned to it in Section 6.2.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company and its Subsidiaries, taken as a whole.

“Permit” means any license, permit, authorization or certificate issued by a Governmental Authority.

“Restriction” means any option, right of refusal or similar right or other restriction of any nature whatsoever

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Rights Plan” means the Rights Agreement between the Company and the Bank of New York dated December 14, 1999, as amended and restated pursuant to the Amended and Restated Rights Agreement filed May 7, 2002, as the same may have been further amended, restated or modified.

“Shares” has the meaning assigned to it in Section 1.1.

“Subsidiary” means, when used to determine the relationship of one person to another person, a person of which an aggregate of 50% or more of the stock of any class or 50% or more of other ownership interests is owned of record or beneficially by such person, or by one or more subsidiaries of such person, or by any combination of such party and one or more subsidiaries of such person.

“Supply Agreement” means the Amended and Restated Supply Agreement dated as of December 30, 2006, as amended by the Second Amendment to Credit Agreement and First Amendment to Investor Rights Agreement and Supply Agreement dated September 24, 2007.

“Tax” or “Taxes” means each or all, as applicable, taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local, foreign or other income, profits, unitary, business, franchise, capital stock, real property, personal property, intangible taxes, withholding, FICA, unemployment compensation, disability, transfer, sales, use, excise and other taxes, assessments, charges, duties, fees, or levies of any kind whatsoever (whether or not requiring the filing of returns) and all deficiency assessments, additions to tax, penalties and interest.

“Threshold” has the meaning assigned to it in Section 6.3(b).

“Third Party Claim” has the meaning assigned to it in Section 6.3(e).

“Trade Debt” means indebtedness outstanding under the Supply Agreement arising out of the sale of goods or services to or for the benefit of the Company or based on its orders.

“Transaction Agreements” means this Agreement, the amendments to the Credit Agreement, the Supply Agreement and the Investor Rights Agreement referred to in Sections 5 and 6, and any other agreements, instruments or documents entered into in connection with this Agreement.

2.   Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as follows:

2.1.      Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the state of its organization and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. Each Subsidiary of the Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2.      Capitalization.

(a)       The authorized capital stock of the Company consists of (i) 75,000,000 shares of $0.10 par value common stock, of which 37,904,384 shares are issued and outstanding and 523,662 shares are held in the Company’s treasury; and (ii) 7,500,000 shares of $1.00 par value preferred stock, of which 233 shares of Series J preferred stock are issued and outstanding and 0 shares are held in the Company’s treasury. Except as set forth in Section 2.2 of the Disclosure Letter: (i) all shares or other interests of the Company’s capital stock were legally and validly authorized and issued, fully-paid and nonassessable, without violation of any preemptive or dissenters’ or similar rights and in full compliance with federal and state securities laws and other Applicable Law; (ii) the Company has complied with the terms of its capital stock; (iii) all of the Company’s capital stock acquired by it was purchased from funds appropriate for the repurchase of shares of capital stock and otherwise in accordance with its certificate of incorporation, bylaws and Applicable Law; (iv) no options, warrants, subscriptions, puts, calls or other rights, commitments, undertakings or understandings to acquire, dispose of or restrict the transfer of, any of the Company’s capital stock or other securities of any kind or class or rights, obligations or undertakings convertible into the Company securities of any kind or class are authorized or outstanding; and (vi) neither the Company nor any of its Subsidiaries is subject to any obligation to purchase, redeem or otherwise acquire any of the Company’s capital stock or securities (or of any options or rights or obligations described in the preceding sentence) upon the occurrence of a specified event (and assuming that specified time periods have passed and appropriate notices have been given) or otherwise.

(b)       The Company has reserved (i) 503,061 shares of Common Stock in respect of the rights of the holders of exchangeable stock issued by its Subsidiary HEARx Canada, Inc.; and (ii) 5,835,455 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the stock or option plans described on Section 2.2 of the Disclosure Letter, all of which plans have been duly adopted by the Board of Directors and approved by the Company stockholders. Except as described in the preceding sentence or in respect of the conversion right granted to the Purchaser under the Credit Agreement, the Company has not reserved any shares of capital stock for issuance.

2.3.      Subsidiaries. Except as set forth on Section 2.3 of the Disclosure Letter, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Section 2.3 of the Disclosure Letter lists (i) the name of each Subsidiary of the Company, along with its state of organization and the percentage ownership of the Company in the Subsidiary, and (ii) the name of any joint venture, partnership or similar arrangement to which the Company is a party, along with its state of organization and the percentage ownership of the Company therein.

2.4.      Authorization. All corporate action required to be taken by the Company’s Board of Directors in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing, has been taken. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares, has been taken. No action on the part of the Company’s stockholders is required in connection with the issuance of the Shares or the execution, delivery or performance of the Transaction Agreements under the Company’s certificate of incorporation, bylaws or Applicable Law. The Transaction Agreements constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Laws relating to creditors’ rights generally.

2.5.      Valid Issuance of Shares; Listing. The Shares, when issued, sold and delivered for the consideration set forth in Section 1.1, will be validly issued, fully paid and nonassessable and free of any Liens or Restrictions, other than Restrictions imposed by applicable federal and state securities laws. Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws and other Applicable Laws. The Company has filed a listing application with NYSE Alternext U.S. in respect of the Shares, such exchange has duly approved the listing without material condition, and no action has been taken to revoke, release or otherwise alter or amend in any way the listing.

2.6.      Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement which has not already been taken, other than the registration of the Shares for resale under the Securities Act and applicable state securities laws as required by the Investor Rights Agreement.

2.7.      Non-Contravention. Except as set forth in Section 2.7 of the Disclosure Letter the execution, delivery or performance by the Company of this Agreement and the other Transaction Agreements and the issuance of the Shares do not and will not with the passage of time or the giving of notice or both: (a) violate, conflict with, constitute a default of, require any consent or payment under, or permit a termination of, or create or impose any Lien or Restriction upon any of the Company’s or any of its Subsidiaries’ assets or liabilities or the Company or any of its Subsidiaries under: (i) any term or provision of the Company’s or any of its Subsidiaries’ certificate or articles of incorporation or bylaws or other governing or charter documents; (ii) any loan document, lease or other contract to which the Company or any of its Subsidiaries is a party or bound or to which any of them or any of their properties is subject or bound; (iii) any Permit, judgment, decree or order of any Governmental Authority to which the Company or any of its Subsidiaries or any of their properties are subject or bound; or (iv) any Applicable Law; (b) create, or cause the acceleration of the maturity of, any of the Company’s or any of its Subsidiaries’ liabilities or obligations; or (c) cause the Company or any of its Subsidiaries not to have all of the rights, titles and interests that the Company or such Subsidiary currently has, unaltered and unimpaired, in and to any of its assets. Without limiting the foregoing, (i) the resolutions adopted by the Board of Directors of the Company authorizing the transactions contemplated by this Agreement expressly approved the purchase of the Shares by the Purchaser; (ii) such resolutions were duly adopted by action of at least a majority of the members of the Board of Directors; (iii) this Agreement constitutes the “Prior Written Approval of the Company,” as defined in the Shareholder Rights Plan; and (iv) the issuance of the Shares does not vest rights issued under, or terminate the right of the Company or its Subsidiary to redeem rights at nominal cost under, the Shareholder Rights Plan or the shareholder rights plan adopted by HEARx Canada, Inc.

2.8.      Reports and Financial Statements.

(a)       The Company has timely filed all forms, documents, statements and reports required to be filed by it with the SEC since January 1, 2007 (the forms, documents, statements and reports filed with the SEC since January 1, 2007, including any amendments thereto, the “Company SEC Documents”). No Subsidiary is required to file any forms, documents, statements and reports with the SEC or any other Governmental Authority regulating securities matters. As of their respective dates, or, if amended or superseded by a subsequent filing made prior to the date hereof, as of the date of the last such amendment or superseding filing prior to the date hereof, the Company SEC Documents, including all schedules included or documents incorporated by reference therein, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. As of the time of filing with the SEC, none of the Company SEC Documents so filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Document has been amended or superseded by a later Company SEC Document filed prior to the date hereof. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents. The Common Stock is listed on the NYSE Alternext and there are no actions or proceedings pending or, to the knowledge of HearUSA, threatened by NYSE Alternext that could have the effect of prohibiting or terminating the listing of Common Stock on NYSE Alternext.

(b)       The financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Documents complied as to the form in all material respects with the published rules and regulations of the SEC with respect thereto, fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments expressly described therein, including the notes thereto, which adjustments were not and are not expected to be material in amount). The financial statements (including all related notes and schedules) of the Company and its Subsidiaries have been derived from the accounting books and records of the Company and its Subsidiaries and were prepared in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated therein or in the notes thereto). The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) that comply in all respects with the requirements of the Exchange Act and have been designed by, or under the supervision of, the Chief Executive Officer and Chief Financial Officer of the Company, or Persons performing similar functions.

(c)       Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of September 27, 2008 (or the notes thereto) included in the Company SEC Documents, (ii) as set forth in Section 2.8(d) of the Disclosure Letter, and (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 27, 2008, neither the Company nor any Subsidiary of the Company has any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, changing, known, unknown, determinable, indeterminable, liquidated, unliquidated or otherwise and whether due or to become due).

2.9.      Litigation. Except as set forth in Section 2.9 of the Disclosure Letter or in the Company SEC Documents, there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or any officer or director of any of them (i) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (ii) that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company any of its Subsidiaries nor, to the Company’s knowledge, any of their respective officers or directors, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority.

2.10.      Compliance with Law. Except as set forth in Section 2.10 of the Disclosure Letter: The Company and each of its Subsidiaries: (i) is (and since January 1, 2007 has been) in compliance with all Medicare and Medicaid Applicable Laws and in material compliance with all other Applicable Laws (including those involving antitrust, unfair competition, trade regulation, antipollution, environmental, employment, plant downsizing, relocation, closing or safety); and (ii) since January 1, 2007 has received no written notice of any non-compliance with any Applicable Law. Neither the Company nor any of its Subsidiaries has at any time made any illegal payments for political contributions, any illegal or improper payments for referrals, or any bribes, illegal kickback payments or other illegal payments. Neither the Company nor any of its Subsidiaries is disqualified, for any reason, from operating its business including receiving reimbursements from third party payors in any location in which is operates or has operated by a Governmental Authority or customer by reason of the Company’s or any of its Subsidiaries’ acts or omissions.

2.11.    Taxes. Except as set forth in Section 2.11 of the Disclosure Letter: (a) all returns of every nature of Taxes required to be filed by the Company and its Subsidiaries have been timely and otherwise properly filed, and no extensions of time in which to file any such returns are in effect; (b) the Company and each of its Subsidiaries has paid and satisfied on or before their respective due dates all Taxes for periods covered by such returns; (c) all Taxes and other amounts that the Company or any of its Subsidiaries is or was required by Applicable Law to withhold or collect have been duly withheld and collected and have been paid over to the proper Governmental Authorities in accordance with Applicable Law; (d) there are no Liens for Taxes on any of the Company's or any of its Subsidiaries’ assets other than any Lien imposed by Applicable Law for property Taxes for the current Tax period that are not yet due and payable; and (e) no audit of the returns of the Company's or any of its Subsidiaries’ Taxes is currently being conducted.

2.12.    Intellectual Property. Either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses all rights necessary to use, all trademarks, trade names, service marks, service names, mark registrations or applications, logos, assumed names, domain names, registered and unregistered copyrights, patent registrations or applications and registrations, and trade secrets used in their respective businesses (collectively, the “Intellectual Property”). There are no pending or, to the Knowledge of the Company, threatened claims by any person alleging infringement or misappropriation by the Company or any of its Subsidiaries for their use of the Intellectual Property of the Company or any of its Subsidiaries. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any person.

2.13.    Conflicts of Interest. Except as set forth in Section 2.13 of the Disclosure Letter:

(a)       Other than (i) employee benefits generally made available to all employees, (ii) director and officer indemnification agreements approved by the Board of Directors, and (iii) as disclosed in the Company SEC Filings, there are no agreements, understandings or proposed transactions between the Company or any of its Subsidiaries, on the one hand, and any of their officers, directors, or key employees, or any Affiliate of any of the foregoing, on the other.

(b)       Neither the Company nor any of its Subsidiaries is indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing. None of the Company’s or any of its Subsidiaries’ directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing, to the Company’s knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except ownership of stock in (but not exceeding two percent of the outstanding capital stock of) publicly traded companies that may compete with the Company. To the Company’s knowledge, none of the Company’s or any of its Subsidiaries’ directors, officers or employees or any members of their immediate families or any Affiliate of any of the foregoing are, directly or indirectly, interested in any material contract with the Company. None of the directors or officers of the Company or any of its Subsidiaries, or any members of their immediate families, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s or its Subsidiaries’ major business relationship partners, service providers, joint venture partners, licensees and competitors.

2.14.    Disclosure. No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Letter, and no certificate furnished or to be furnished to Purchaser at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

2.15.    Credit Agreement. The representations and warranties of the Company contained in the Credit Agreement are true and correct on and as of the date hereof as if made on the date hereof. The Company is in compliance as of the date hereof with all of its covenants and agreements contained in the Credit Agreement, as modified by the amendments contemplated by the Transaction Documents.

3.         Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that:

3.1.      Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Laws relating to creditors’ rights generally.

3.2.      Purchase for Own Account; No Solicitation; Unregistered Shares. The Shares are being acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the public resale or distribution of any part thereof. The Purchaser to its knowledge has received no public solicitation or advertisement concerning an offer to sell the Shares. The Purchaser has been advised that the Shares are not being registered under the Securities Act on the grounds that this transaction is exempt from registration, and that reliance by the Company on such exemption is predicated in part on its representations in this Agreement.

3.3.      Disclosure of Information; Etc. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management. The foregoing, however, does not limit or modify in any respect the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchaser to rely thereon. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D. The Purchaser is not a broker, a dealer or an entity engaged in the business of being a broker dealer.

4.         Conditions to the Purchaser’s Obligations at Closing. The obligations of the Purchaser to purchase Shares at the Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

4.1.      Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects as of such Closing, except that any such representations and warranties shall be true and correct in all respects where such representation and warranty is qualified with respect to materiality in Section 2, as the case may be.

4.2.      Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before such Closing.

4.3.      Compliance Certificate. The President of the Company shall deliver to the Purchaser at such Closing a certificate certifying that the conditions specified in Sections 4.1, 4.2 and 4.4 have been fulfilled.

4.4.      Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing. Without limiting the foregoing, approval for the valid listing of the Shares with NYSE Alternext U.S. shall not have been modified or withdrawn and shall not require stockholder approval.

4.5.      Joint Certificate. The Company shall have executed a Joint Certificate (the “Joint Certificate”) with the Purchaser certifying (a) the amount of the purchase price per share of Common Stock; (b) the Trade Debt deemed satisfied pursuant to Section 1.2(c); (c) the Trade Debt converted into loans under the amendment to the Credit Agreement referred to in Section 4.7; (d) the amounts outstanding under each tranche of loans outstanding under the Loan Agreement and (e) the amount of Trade Debt based on the July Invoices.

4.6.      Certain Payments. The Trade Debt based on the July Invoices, and all accrued but unpaid interest on the outstanding principal amounts of the Tranche D and Tranche E Loans (as defined in the Credit Agreement), shall have been paid in full in cash.

4.7.      Credit Agreement and Security Agreement. The Company shall have entered into an amendment to the Credit Agreement in substantially the form of Exhibit A, and an amendment to the related Amended and Restated Security Agreement in substantially the form of Exhibit B.

4.8.      Supply Agreement. The Company shall have entered into an amendment to the Supply Agreement in substantially the form of Exhibit C.

4.9.      Investor Rights Agreement. The Company shall have entered into an amendment to the Investor Rights Agreement in substantially the form of Exhibit D.

4.10.    Certain Contractual Commitments. The Company shall have demonstrated full funding for its obligations under certain of its contractual commitments to the reasonable satisfaction of the Purchaser.

4.11.    Approvals. The Purchaser shall have received all required approvals for entering into the Transaction Agreements from its Affiliates.

4.12.    Due Diligence. The Purchaser shall have completed its financial and legal (including compliance) due diligence with respect to the Company.

4.13.    Opinion of Company Counsel. The Purchaser shall have received from Bryan Cave LLP, counsel for the Company, an opinion, dated as of the Initial Closing, in substantially the form of Exhibit E.

4.14.    Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchaser at the Closing a certificate certifying (i) the certificate of incorporation and bylaws of the Company, and (ii) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements.

4.15.    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

5.   Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell Shares to the Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1.                  Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 shall be true and correct in all material respects as of such Closing.

5.2.                  Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before such Closing.

5.3.                  Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Stock pursuant to this Agreement shall be obtained and effective as of the Closing. Without limiting the foregoing, approval for the valid listing of the Shares with NYSE Alternext U.S. shall not have been modified or withdrawn and shall not require stockholder approval.

5.4.                  Joint Certificate. The Purchaser shall have executed the Joint Certificate.

5.5.                  Credit Agreement and Security Agreement. The Purchaser shall have entered into an amendment to the Credit Agreement in substantially the form of Exhibit A, and an amendment to the related Amended and Restated Security Agreement in substantially the form of Exhibit B.

5.6.                  Supply Agreement. The Purchaser shall have entered into an amendment to the Supply Agreement in substantially the form of Exhibit C.

5.7.                  Investor Rights Agreement. The Purchaser shall have entered into an amendment to the Investor Rights Agreement in substantially the form of Exhibit D.

6.   Survival of Representations and Warranties; Indemnity.

6.1.                  Survival of Warranties. The representations, warranties, covenants and agreements made by the parties in this Agreement or in any agreement, certificate, instrument or other document executed and delivered by a party pursuant to this Agreement will survive the Closing. The representations and warranties contained in this Agreement will expire on the date 18 months after the date of Closing, except that (i) the representations and warranties contained in Sections 2.2, 2.4 and 2.5 will not expire, and (ii) a representation or warranty will not expire until resolution of any pending claims arising out of or relating to such representation or warranty. Each party, acknowledging that the other is entitled to rely on its representations, warranties, covenants and agreements in this Agreement (qualified only by the disclosures in the Disclosure Letter) in order to preserve the benefit of the bargain otherwise represented by this Agreement, agrees that neither the survival of such representations, warranties, covenants and agreements, nor their enforceability nor any remedies for breaches of them will be affected by any knowledge of a party regardless of when or how such party acquired such knowledge, specifically including knowledge of a breach obtained before the Closing occurs.

6.2.                  Indemnification. Each party will indemnify, defend and hold the other harmless for any Loss (as defined below) incurred or suffered by the other party as a result of or involving a breach by the other party of a representation, warranty, covenant or agreement set forth in this Agreement or in the Disclosure Letter or in any certificate referred to in Sections 4.3, 4.5., 4.14 or 5.4 (but for purposes of this Section, disregarding materiality and knowledge qualifiers in such representations or warranties and provisions in such representations and warranties that limit them to acts or omissions or facts or circumstances after a specified date). “Loss” means any liability, loss, cost, damage or expense, including reasonable attorneys’ fees and expenses.

6.3.                  Certain Limitations and Other Provisions. Notwithstanding the foregoing:

(a)       No party will be required to indemnify the other party pursuant to the foregoing unless the party claiming the right to be indemnified gives notice to the other party of facts which it in good faith thinks constitute a reasonable basis for indemnification pursuant to this Section 6 on a date no later than 18 months after the date of Closing (but such limitation does not apply to breaches of the representations and warranties in Sections 2.2, 2.4 or 2.5).

(b)       Neither the Company nor the Purchaser will be required to indemnify the other party pursuant to Section 6.2 unless the aggregate amount of the agreed to or adjudicated indemnification claims against such party for breaches of representations and warranties exceed an amount equal to 1% of the Aggregate Purchase Price (the “Threshold”); provided that once the agreed to or adjudicated indemnification claims against such party exceeds the Threshold, the entire amount of the Losses will be recoverable, not just the amount in excess of the Threshold.

(c)       Neither the Company nor the Purchaser will be obligated to make indemnification payments for breaches of representations or warranties pursuant to Section 6.2 which in the aggregate exceed an amount equal to the Aggregate Purchase Price.

(d)       When a Loss as to which a notice has been timely given in accordance with Section 6.3(a) is paid or is otherwise fixed or determined, then the person claiming the right to be indemnified (the “Indemnified Party”) will give the person from whom it is claiming indemnification (the “Indemnifying Party”) notice of such Loss, in reasonable detail and specifying the amount of such Loss. If the Indemnifying Party is permitted to dispute such claim, it will, within 30 days after receipt of notice of the claim of Loss against it pursuant to this Section, give counternotice, setting forth the basis for disputing such claim, to the Indemnified Party. If no such counternotice is given within such thirty-day period or if the Indemnifying Party acknowledges liability for indemnification pursuant to Section 6.3(e) or otherwise, then such Loss will be satisfied within three business days as provided in Section 6.4. If, within 30 days after the receipt of counternotice by the Indemnified Party (during which time the parties will negotiate in good faith to resolve the dispute) the parties have not reached agreement as to the claim in question, then either party may pursue any remedy available to it at law or in equity.

(e)       If a claim or demand for indemnification is based upon an asserted liability or obligation to a person not a party nor a successor or assign of a party (a “Third Party Claim”), then the Indemnified Party will undertake in good faith to give prompt notice of any such Third Party Claim to the Indemnifying Party; provided, however, that a failure to provide such notice of a Third Party Claim will not prejudice any right to indemnification under this Agreement except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnifying Party will defend such claims or actions at its expense with lawyers chosen (with the Indemnified Party’s consent, which will not be unreasonably withheld or delayed) and paid by it and will give written notice of defense to the Indemnified Party within 10 days after the date such notice of a Third Party Claim (or such shorter period of time as may be necessary to preserve all rights under the Third Party Claim) is deemed received acknowledges that (i) the Indemnifying Party is liable under this Section 6 for the claim, and (ii) the Indemnifying Party is defending the claim with the retained lawyer identified therein. If the Indemnifying Party does not duly give such notice of defense as provided above or is not defending a Third Party Claim for any reason, then it will be deemed to have irrevocably waived its right to defend or settle such claims. The Indemnifying Party may not settle any such claim or action without the consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed; provided that any such consent shall contain a full release for the Indemnified Party, its officers, directors, employees agents and Affiliates).

(f)        Notwithstanding anything to the contrary in this Section 6.3: (i) the Indemnified Party will be entitled to participate in the defense of such claim or action and to employ lawyers of its choice for such purpose at its own expense, and (ii) the Indemnified Party will be entitled to assume control of the defense and resolution of such claim, and the Indemnifying Party will pay the reasonable fees and expenses of lawyers retained by the Indemnified Party (excluding the fees and expenses of the Indemnified Party's lawyers before the date of such assumption of the defense), if: (A) the Indemnified Party reasonably believes that such claim or action could be reasonably expected to have a material adverse effect on the Indemnified Party’s assets, business or reputation; (B) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest that, under applicable principles of legal ethics, could prohibit a single lawyer or law firm from representing both the Indemnified Party and the Indemnifying Party in such claim or action; (C) the Indemnifying Party either failed to give a Notice of Defense or has failed or is failing to prosecute or defend vigorously such claim or action; or (D) criminal penalties or injunctive relief could be imposed on the Indemnified Party in connection with such claim or action.

(g)       The indemnification obligations in this Article 6 (i) are for the benefit of the stated indemnified persons, their permitted successors and assigns and their officers, directors, employees, agents and affiliates; and (ii) do not limit in any way the rights and remedies of the parties under the Credit Agreement, the Supply Agreement, the Investor Rights Agreement or related documents and agreements. The phrase “breach of a representation” includes a misrepresentation, a representation’s or warranty’s being inaccurate, and the omission of a fact necessary to make any representation or warranty not misleading. Indemnification payments will be treated for Tax purposes as adjustments to the Aggregate Purchase Price.

6.4.                  Satisfaction of Claim. Subject to the procedures and limitations set forth above, claims for indemnified Losses will be satisfied by paying the amount of the Loss to the Indemnified Party within two business days after the Loss is agreed to or determined by a court proceeding. Payments pursuant to the foregoing will be by wire transfer or by check, as the recipient may direct.

7.   Miscellaneous.

7.1.                  Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.2.                  Governing Law; Integration; Amendment; Waiver; Remedies Cumulative. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws. This Agreement supersedes all prior negotiations, agreements and understandings between the parties as to its subject matter, constitute the entire agreement between the parties as to its subject matter, and may not be altered or amended except in writing signed by the parties. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same; and no waiver by any party of any provision (or of a breach of any provision) of this Agreement, whether by conduct or otherwise, in any one or more instances will be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement. The remedies of a party provided in this Agreement are cumulative and will not exclude any other remedies to which any party may be lawfully entitled under this Agreement or applicable law, and the exercise of a remedy will not be deemed an election excluding any other remedy (any such claim by the other party being hereby waived).

7.3.                  Counterparts. This Agreement may be executed in two counterparts, both of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

7.4.                  Certain Rules of Construction. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. For purposes of this Agreement: (a) “Article,” “Section,” “Subsection,” “Exhibit” or “Schedule” refers to such item of or to this Agreement; (b) “business day” means any day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close; (c) “contract” means any written or oral contract of any kind whatsoever and all related amendments, modifications, supplements, waivers and consents; (d) “copy” or “copies” means that the copy or copies of the material to which it relates are true, correct and complete; (e) “including” and any other words or phrases of inclusion will not be construed as terms of limitation, so that references to “included” matters will be regarded as non-exclusive, non-characterizing illustrations; (f) “lease” means any written or oral lease, sublease, rental contract or similar contract and all amendments, modifications, supplements, waivers and consents to or under them pursuant to which a person leases or rents, either as lessee or tenant, any property; (g) “party” and “parties” means each or all, as appropriate, of the persons who have executed and delivered this Agreement; and each such term and each defined term referring to a party also refers to each permitted successor or assign of such a party, and when appropriate to effect the binding nature of this Agreement for the benefit of another party, any other successor or assign of such a party; (h) “person” means any individual, sole proprietorship, partnership, joint venture, corporation, estate, trust, unincorporated organization, association, limited liability company, institution or other entity, including any that is a Governmental Authority; (i) “plan” means any plan, program or policy and all related amendments, modifications, supplements, waivers and consents; (j) “will” has the same meaning as “shall” and thus means an obligation and an imperative and not a futurity; (k) titles and captions of or in this Agreement, the cover sheet and table of contents of this Agreement, are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions; (l) whenever the context requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other genders; (m) each exhibit referred to in this Agreement and the Disclosure Letter is hereby incorporated by reference into, and is made a part of, this Agreement as if set out in full in the first place that reference is made to it; and a matter disclosed in one Section of the Disclosure Letter is not deemed disclosed in any other Section of the Disclosure Letter unless a specific cross-reference is included in such other Section; (n) any reference to any statutory provision includes each successor provision and all Applicable Law as to such provision; and (o) acknowledging that the parties have participated jointly in the negotiation and drafting of this Agreement, if an ambiguity or question of intent or interpretation arises as to any aspect of this Agreement, then it will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

7.5.                  Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such facsimile number or address as subsequently modified by written notice given in accordance with this Section 7.5. If notice is given to the Company, a copy shall also be sent to Bryan Cave LLP, 700 13th Street, N.W., Washington DC 20005, attention LaDawn Naegle, Esq., fax: 202.508.6200; and  if notice is given to the Purchaser, a copy shall also be given to General Counsel, Siemens Corporation, 153 East 53rd Street, 56th Floor, New York, NY 10022, fax:212.258.4490.

7.6.                  Fees and Expenses. Each party will bear its respective costs and expenses in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents. This Section 7.7 is not a limitation on the indemnification rights of the parties under Section 6.

7.7.                  Severability. The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.8.                  Forum; Waiver of Jury Trial. All actions or proceedings relating to this Agreement (whether to enforce a right or obligation or obtain a remedy or otherwise) will be brought solely in the state or federal courts located in or for the Borough of Manhattan, New York, New York. Each party hereby unconditionally and irrevocably consents to the jurisdiction of such courts and waives its rights to bring any action or proceeding against the other party except in such courts. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY RIGHT TO A JURY TRIAL WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. If any party seeks to enforce any right under this Agreement by joining another party to a judicial proceeding before a jury in which such third party is a party, the parties will request the court to try the claims between the parties to this Agreement without submitting the matter to the jury.

[Remainder of Page Intentionally Left Blank]

The parties have executed this Stock Purchase Agreement as of the date first written above.

THE COMPANY:
HEARUSA, INC.

By:	/s/ Stephen J. Hansbrough

Name:	Stephen J. Hansbrough
(print)
Title:	Chief Executive Officer

Address:	1250 Northpoint Parkway West Palm Beach, FL 33407 Attention: President Telecopy: 561.688.8893

THE PURCHASER:
SIEMENS HEARING INSTRUMENTS, INC.

By:	/s/ Christi Pedra

Name:	Christi Pedra
(print)
Title:	Chief Executive Officer

By:	/s/ Nicolau Gaeta

Name:	Nicolau Gaeta
(print)
Title:	Chief Financial Officer

Address:	10 Constitution Avenue Piscataway, NJ 08855 Attention: President Telecopy: 732.562.6688

*        *        *        *

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

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